Exhibit 99.1
Investor Contacts:
Celera Genomics                             Celera Diagnostics
Robert Bennett                              Peter Dworkin
240.453.3990                                650.554.2479
robert.bennett@celera.com                   dworkipg@appliedbiosystems.com

Media Contact:                              Media Contact:
Heather Kowalski                            Lori Murray
240.453.3343                                650.638.6130
heather.kowalski@celera.com                 murrayla@appliedbiosystems.com



FOR IMMEDIATE RELEASE

                     CELERA GENOMICS AND CELERA DIAGNOSTICS
                           TO WEBCAST INVESTOR MEETING

ROCKVILLE, MD and ALAMEDA, CA, December 6, 2001 - Applera Corporation announced today that it will webcast a meeting with the investment community on Wednesday, December 12, 2001 that will discuss two of its businesses, Celera Genomics Group (NYSE: CRA) and Celera Diagnostics, a joint venture of Celera Genomics and the third Applera business, Applied Biosystems Group (NYSE:ABI). The webcast is scheduled to begin at 9 a.m. EST and to end at approximately 12:30 p.m. EST.

Tony L. White, Chief Executive Officer of Applera, Dr. J. Craig Venter, President and Chief Scientific Officer of Celera Genomics, and Kathy Ordonez, President of Celera Diagnostics, will co-host the event and will be joined by other members of management. Interested parties may access the webcast via the presentations sections of the investor relations sites at www.celera.com or www.appliedbiosystems.com.

Celera Genomics will discuss progress in the development of its therapeutic capabilities and programs, its online information business, and the integration of Axys Pharmaceuticals following the close of the acquisition. Celera Diagnostics will discuss its business and scientific plan.

About Celera Genomics, Celera Diagnostics, and Applera Corporation

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to market scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. The Celera Genomics Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923.


                                      # # #